Exhibit 12

NORTEL NETWORKS LIMITED
Computation of Ratio of Earnings to Fixed Charges and Dividends

	Three	Nine	Years ended December 31,
(millions of U.S. Dollars)	months ended	months ended	2007	2006		2005		2004		2003
	September 30, 2008	September 30, 2008				As restated		As restated		As restated

Earnings (loss) from operations before minority interest, equity in net earnings of associated companies and income taxes	(1,150)	(1,130)	387	42		(120)		(163)		301

Add:
Fixed charges	97	265	396	276		191		181		212
Amortization of capitalized interest	—	—	—	—		—		—		(2)
Pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	—	—	—	—		—		—		—
Distributed income from equity investees	—	—	—	—		—		—		—
		—

Subtract:
Interest capitalized	—	—	5	—		—		—		—
Preference security dividend requirements of consolidated subsidiaries	—	—	—	—		—		—		—
Minority interest in pre-tax income of subsidiaries without fixed charges	12	125	73	21		12		11		24

Income (loss) as adjusted	(1,065)	(990)	705	297		59		7		487

Fixed charges:
Interest expense
- Long-term debt	72	190	257	187		124		108		95
- Other	3	12	24	22		6		8		26
1/3 of rental expense on operating leases deemed to be representative of interest expense	20	57	109	65		58		59		86
Preference security dividend requirements of consolidated subsidiaries	—	—	—	—		—		—		—
Amortized premiums, discounts and capitalized expenses related to indebtedness	2	6	6	2		3		6		5

Fixed charges	97	265	396	276		191		181		212

	—
Nortel Networks Limited preference security dividend	9	32	70	63		43		37		42

Combined fixed charges and preference security dividend requirements	97	191	466	339		234		218		254

Ratio of earnings to fixed charges	*	*	1.8	1.1		*		*		2.3

Ratio of earnings to combined fixed charges and preference security dividend requirements	* *	* *	1.5	*	*	*	*	*	*	1.9

*	The earnings of Nortel Networks Limited were inadequate to cover fixed charges for the three and nine months ended September 30, 2008 by $1,162 and $1,255, respectively, and for the years ended December 31, 2005 and 2004, by $132 and $174, respectively.
**	The earnings of Nortel Networks Limited were inadequate to cover combined fixed charges and preference security dividend requirements for the three and nine months ended September 30, 2008 by $1,1,62 and $1,255 and for the years ended December 31, 2006, 2005 and 2004, by $42, $175 and $211, respectively.